[LOGO OF AMSOUTH BANCORPORATION APPEARS HERE]

- -------------------------------------------------------------------------------

Post Office Box 11007
Birmingham, Alabama 35288

NOTICE OF MEETING OF SHAREHOLDERS
TO BE HELD ON APRIL 20, 1995

TO THE HOLDERS OF SHARES OF COMMON STOCK:

 NOTICE IS HEREBY GIVEN that, pursuant to call of its Directors, the regular Annual Meeting of Shareholders of AMSOUTH BANCORPORATION will be held in the auditorium of AmSouth Bank of Alabama in the AmSouth/Harbert Plaza, 1901 Sixth Avenue, North, in Birmingham, Alabama, on Thursday, April 20, 1995 at 11:00 A.M., Birmingham, Alabama time, for the purpose of considering and voting upon the following matters:

 1. The election of five directors of Class I to serve for a term of three years until the Annual Meeting of Shareholders in 1998 or until their successors are elected and qualify.

 2. Approval of the Director Restricted Stock Plan.

 3. The transaction of such other business as may properly come before the meeting or any adjournment thereof.

 Your attention is directed to the accompanying Proxy Statement for further information with respect to the matters to be acted upon at the meeting.

                                   Only those Shareholders of Record at the close of business on March 3, 1995 shall be entitled to receive notice of the meeting and to vote at the meeting.

                                   BY ORDER OF THE BOARD OF DIRECTORS

                                   /s/ Diane S. Masters

March 15, 1995                     Secretary

- -------------------------------------------------------------------------------
WE URGE YOU TO SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE
WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON. IF YOU DO ATTEND THE MEETING, YOU MAY THEN WITHDRAW YOUR PROXY IF YOU WISH. YOUR PROXY MAY BE
REVOKED AT ANY TIME PRIOR TO ITS EXERCISE.
- -------------------------------------------------------------------------------

TABLE OF CONTENTS                                                           PAGE

Notice of Meeting........................................................ Cover
Proxy Statement..........................................................     1
General..................................................................     1
Shareholder Proposals....................................................     1
Voting Securities and Principal Holders Thereof..........................     1
Election of Directors....................................................     5
 General.................................................................     5
 Board Restructuring.....................................................     5
 Certain Information Concerning the Board of Directors and its Commit-
  tees...................................................................    12
 Director Attendance; Filings............................................    12
 Certain Transactions....................................................    12
Executive Compensation...................................................    13
Director Restricted Stock Plan...........................................    21
Voting Procedures........................................................    23
Relationship With Independent Public Accountants.........................    24
Exhibit A................................................................   A-1

                                PROXY STATEMENT
                             DATED MARCH 15, 1995
                            AMSOUTH BANCORPORATION
                   P.O. Box 11007, Birmingham, Alabama 35288
                      For Annual Meeting of Shareholders
                         To be Held on April 20, 1995
GENERAL

 This Proxy Statement is furnished on or about March 17, 1995, to the shareholders of AmSouth Bancorporation ("AmSouth") in connection with the solicitation of proxies by the Board of Directors of AmSouth to be used in voting at the Annual Meeting of Shareholders to be held on April 20, 1995 and any adjournment or adjournments thereof. If the enclosed Proxy is properly executed and received by AmSouth before or at the Annual Meeting, the shares represented thereby will be voted as specified in the Proxy, BUT IF NO SPECIFICATION IS MADE, THE SHARES REPRESENTED BY THE PROXY WILL BE VOTED (1) FOR THE ELECTION OF THE FIVE NOMINEES AS DIRECTORS AND (2) FOR APPROVAL OF THE DIRECTOR RESTRICTED STOCK PLAN.

 The person giving the enclosed Proxy may revoke it at any time before it is voted by voting in person at the Annual Meeting or by delivering a later written proxy or a written revocation to the corporate secretary of AmSouth, provided such later written proxy or revocation is actually received by the corporate secretary of AmSouth before the vote of shareholders.

 Solicitation of proxies will be made initially by mail. In addition, proxies may be solicited by directors, officers and other employees of AmSouth and its subsidiaries, in person, by telephone and by other means. AmSouth has also retained Morrow & Co., Inc. to assist with the solicitation of proxies for a fee of $5,000 plus the reimbursement of any out-of-pocket expenses incurred. It is possible that Morrow & Co. may be paid additional fees depending upon the services rendered. The cost of preparing, assembling and mailing this Proxy Statement and other materials furnished to shareholders and all other expenses of solicitation, including the expenses of brokers, custodians, nominees and other fiduciaries who, at the request of AmSouth, mail material to or otherwise communicate with beneficial owners of the shares held by them, will be paid by AmSouth.

 THIS SOLICITATION IS MADE BY THE BOARD OF DIRECTORS OF AMSOUTH.

 The purposes of the Annual Meeting are as set forth in the accompanying "No-tice of Meeting of Shareholders." Management of AmSouth does not know of any matters that may be brought before the Annual Meeting other than as described in the Notice of Meeting. IF ANY OTHER MATTERS SHOULD PROPERLY BE BROUGHT BE-FORE THE ANNUAL MEETING OR ANY ADJOURNMENTS THEREOF, THE ENCLOSED PROXY WILL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATION OF MANAGEMENT.

 The Board of Directors urges that you execute and return the enclosed Proxy as soon as possible and recommends that the shares represented by the Proxy be voted in favor of the matters proposed.

 A COPY OF AMSOUTH'S 1994 ANNUAL REPORT TO SHAREHOLDERS ACCOMPANIES THIS PROXY STATEMENT. A COPY OF AMSOUTH'S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 1994 WILL BE FURNISHED WITHOUT CHARGE TO ANY SHAREHOLDER WHO REQUESTS SUCH REPORT IN WRITING FROM RICKY W. THOMAS, AMSOUTH BANCORPORATION, INVESTOR RELATIONS DEPARTMENT, POST OFFICE BOX 11007, BIRMINGHAM, ALABAMA 35288.

SHAREHOLDER PROPOSALS

 In order to be included in the proxy materials for AmSouth's 1996 Annual Meeting, any proposals of shareholders intended to be presented at that meeting must be received in written form at AmSouth's executive offices on or before November 14, 1995.

VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

 Shares of common stock, $1.00 par value per share, are the only authorized securities of AmSouth entitled to vote, and each outstanding share is entitled to one vote. Only holders of record of common stock at the close of business on March 3, 1995 will be entitled to vote at the Annual Meeting. AmSouth is currently authorized to issue up to two hundred million (200,000,000) shares of such common stock. As of March 3, 1995, there were 58,110,733 shares of common stock of AmSouth issued, outstanding and entitled to vote.

 Shareholders who are participants in AmSouth's Dividend Reinvestment and Common Stock Purchase Plan will find that the enclosed Proxy shows the total of the number of shares held by them in their own names and those shares, including fractions of shares, held on their behalf by the agent for the plan. Signing and returning the enclosed Proxy will allow voting of all shares, including those held by the agent.

 At March 10, 1995 no person was known to the management of AmSouth to be the beneficial owner of more than 5% of AmSouth's outstanding common stock other than (i) the "AmSouth Group" (consisting of the Trust Divisions of AmSouth Bank of Alabama, AmSouth Bank of Florida and AmSouth Bank of Tennessee) and
(ii) Capital Research and Management Company (see the following table).

 The following tabulation reflects the number of shares of AmSouth common stock (rounded to the nearest whole number) beneficially owned by (i) the AmSouth Group, (ii) Capital Research and Management Company, (iii) each director and nominee for director of AmSouth, (iv) the three most highly compensated executive officers who are not also directors (listed in the table under the heading "Certain Executive Officers") and (v) the directors, nominees and executive officers of AmSouth as a group.

 Hugh B. Jacks, E. Roberts Leatherbury, Arthur R. Outlaw and Spencer H. Wright will retire as directors effective April 20, 1995, pursuant to the mandatory retirement provisions in the AmSouth Bylaws. In addition, as described below under "ELECTION OF DIRECTORS," several other directors of AmSouth are not standing for reelection or are voluntarily resigning as directors as of April 20, 1995 in connection with a planned restructuring of the AmSouth Board of Directors.

                          AMSOUTH SHARES BENEFICIALLY OWNED/(1)/ AS OF MARCH 10, 1995+
                          -------------------------------------------------------------------------------------------------
                              SOLE                    SHARED                                            PERCENT OF TOTAL
PERSON, GROUP OR ENTITY       POWER                  POWER(2)                AGGREGATE                    OUTSTANDING
- -----------------------   ----------------         --------------          ----------------           ---------------------
AmSouth Group+
 (P.O. Box 11426,
 Birmingham, Alabama
 35202)                          3,971,320/(3)/           966,568/(4)/            4,937,888/(5)(6)/                8.51%
Capital Research and
 Management Company+
 (333 South Hope St.,
 Los Angeles, CA 90071)          4,295,000/(7)/                                   4,295,000/(7)/                   7.40%
DIRECTORS AND NOMINEES
George W. Barber, Jr.               81,958/(8)/            27,259/(8)/              109,217                           *
William D. Biggs                    50,768                                           50,768                           *
Barney B. Burks, Jr.                 5,002                                            5,002                           *
William J. Cabaniss, Jr.             4,834                 16,315/(9)/               21,149                           *
J. Harold Chandler                   1,000                                            1,000                           *
Joseph M. Farley                     9,743                  8,988/(10)/              18,731                           *
Rodney C. Gilbert                      250                                              250                           *
M. Miller Gorrie                    14,052                  1,000                    15,052                           *
Robert A. Guthans                    8,757                                            8,757                           *
Elmer B. Harris                                             2,188                     2,188                           *
James I. Harrison, Jr.               3,661                                            3,661                           *
Donald E. Hess                       1,287                                            1,287                           *
Hugh B. Jacks                        3,879                                            3,879                           *
Ronald L. Kuehn, Jr.                 1,618                                            1,618                           *
E. Roberts Leatherbury               1,564                    307                     1,871                           *
James R. Malone                        100                                              100                           *
Mrs. H. Taylor
 Morrissette                         9,853                                            9,853                           *
Claude B. Nielsen                    1,048                                            1,048                           *
Arthur R. Outlaw                    10,896/(11)/                                     10,896                           *
Z. Cartter Patten, III              77,973/(12)/          273,040/(13)/             351,013                           *
Benjamin F. Payton                   1,388                                            1,388                           *
C. Dowd Ritter                     105,652/(14)/                                    105,652                           *
William J. Rushton III              18,976                  6,039/(15)/              25,015                           *
Herbert A. Sklenar                                          2,510                     2,510                           *
W.A. Williamson, Jr.                24,978                 18,848                    43,826                           *
John W. Woods                      329,359/(16)/                                    329,359                           *
Spencer H. Wright                   48,257                 35,000                    83,257                           *
CERTAIN EXECUTIVE
 OFFICERS
A. Fox deFuniak, III                50,973/(17)/              390                    51,363                           *
W. Michael Graves                   40,791/(18)/                                     40,791                           *
E.W. Stephenson, Jr.                42,304/(19)/                                     42,304                           *
Directors, Nominees and
 Executive Officers as a
 group (consisting of 33
 persons)                        1,008,071/(20)/          393,304                 1,401,375                        2.41%

- -------
* less than 1 percent
+ Figures for the AmSouth Group and Capital Research and Management Company, and for shares held by the AmSouth Thrift Plan, are as of December 31, 1994.

NOTES
 (1) The number of shares reflected are shares which under applicable regulations of the Securities and Exchange Commission are deemed to be beneficially owned. Shares deemed to be beneficially owned under such regulations include shares as to which, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, either voting power or investment power is held or shared. The total number of shares beneficially owned is divided, where applicable, into two categories: shares as to which voting/investment power is held solely, and shares as to which voting/investment power is shared. Unless otherwise indicated in the following notes, if a beneficial owner is shown as having sole power, he or she has sole voting and investment power, and if a beneficial owner is shown as having shared power, he or she has shared voting and investment power. Some individuals are shown as beneficial owners of shares held by the AmSouth Stock Fund of the AmSouth Thrift Plan. The individual has sole voting power, but no direct power of disposition, over the shares held in the Stock Fund, but can elect to move monies in and out of the Fund and/or change the amount of his contributions, thereby affecting his balance in the Fund.
 (2) This column may include shares held in the name of, among others, a spouse, minor children or certain other relatives sharing the same home as the director, nominee or executive officer, as to all of which beneficial ownership is disclaimed by the respective director, nominee and executive officer. In addition, individual directors, nominees and executive officers may make specific disclaimers of beneficial ownership in the following notes.
 (3) Of these shares, the AmSouth Group has sole voting power as to 3,935,570 shares, sole investment power as to 2,245,424 shares, shared investment power as to 1,332,764 shares and no voting power as to 35,750 shares.
 (4) Of these shares, the AmSouth Group has shared voting power as to 929,371 shares, no voting power as to 37,197 shares, sole investment power as to 3,751 shares and shared investment power as to 566,293 shares.
 (5) Includes 522,119 shares held as Trustee of AmSouth's Thrift Plan at December 31, 1994. See Note (20) and the information immediately following the Notes to this Table.
 (6) Shares reported as beneficially owned by the AmSouth Group are held in various fiduciary capacities and reflect the amount and percentage reported on Schedule 13G.
 (7) Capital Research and Management Company, a registered investment adviser, and an operating subsidiary of The Capital Group Companies, Inc., exercises investment discretion with respect to these shares, which are owned by various institutional investors, but has no power to direct the voting of these shares. The amounts and percentage shown are as reported on Schedule 13G.
 (8) Mr. Barber disclaims actual beneficial ownership of (a) 69,559 of the shares shown under "Sole Power," which are owned by a foundation he has established, and (b) all shares shown under "Shared Power," which are held by trusts for which he is a trustee.
 (9) Mr. Cabaniss disclaims actual beneficial ownership of these shares, which are held by trusts of which he is a trustee.
(10) Includes 6,187 shares held by a foundation of which Mr. Farley is a co-trustee, as to which he disclaims actual beneficial ownership.
(11) Includes 481 shares owned of record by the Estate of Mayme R. Outlaw and 6,547 shares owned of record by the Estate of G.C. Outlaw, Jr., as to all of which Mr. Outlaw disclaims actual beneficial ownership.
(12) 56,661 of these shares are held by Patten and Patten, Inc. ("P&P") of which Mr. Patten is Chairman of the Board, as to which shares Mr. Patten disclaims actual beneficial ownership. Mr. Patten also disclaims actual beneficial ownership of the following shares shown under "Sole Power":
     694 shares which he holds as custodian for a minor child and 2,464 shares owned by the P&P Profit Sharing Plan (as to which he has sole voting power, but shared investment power).
(13) Includes 1,324 shares which are held by his spouse, 2,302 shares which are held for his children by a trust, 200 shares which are held by a trust of which his wife is trustee, 6,930 shares which are held by a trust of which he is co-trustee and 262,284 shares which are held by P&P, as to all of which Mr. Patten disclaims actual beneficial ownership.
(14) Includes 48,453 shares which could be acquired within 60 days pursuant to stock options, 33,625 shares of restricted stock as to which he has sole voting power, but no power of disposition, and 12,926 shares held by the AmSouth Stock Fund of the AmSouth Thrift Plan.
(15) Mr. Rushton has the potential power to control these shares (which are owned by his sons) through powers of attorney, and disclaims actual beneficial ownership of these shares.
(16) Includes 227,500 shares which could be acquired within 60 days pursuant to stock options, 20,325 shares of restricted stock as to which he has sole voting power, but no power of disposition, and 10,245 shares held by the AmSouth Stock Fund of the AmSouth Thrift Plan.
(17) Includes 27,174 shares which could be acquired within 60 days pursuant to stock options, 13,825 shares of restricted stock as to which he has sole voting power, but no power of disposition, and 2,010 shares held by the AmSouth Stock Fund of the AmSouth Thrift Plan.
(18) Includes 24,575 shares which could be acquired within 60 days pursuant to stock options, 8,775 shares of restricted stock as to which he has sole voting power, but no power of disposition, and 1,380 shares held by the AmSouth Stock Fund of the AmSouth Thrift Plan.
(19) Includes 25,125 shares which could be acquired within 60 days pursuant to stock options, 11,775 shares of restricted stock as to which he has sole voting power, but no power of disposition, and 2,118 shares held by the AmSouth Stock Fund of the AmSouth Thrift Plan.
(20) 29,269 of these shares are held by the AmSouth Stock Fund of the AmSouth Thrift Plan; 106,075 of these shares are restricted stock as to which the director, nominee or executive officer has sole voting power but no power of disposition; and 384,752 of these shares could be acquired within 60 days pursuant to stock options.

 Participants in the AmSouth Thrift Plan who have balances in the AmSouth Stock Fund will be furnished copies of all proxy solicitation materials, and each participant may direct the plan Trustee how to vote the participant's proportionate interest in the stock held by the plan. Except with respect to the election of directors and any proposal for a merger or other reorganization, the Trustee may, in its discretion, vote shares for which no directions have been received. With respect to the election of directors and any proposal for a merger or other reorganization, the Trustee will not vote shares for which no voting directions are received.

 Participants in the Employee Stock Ownership Plans of (i) the former Mid-State Federal Savings Bank, and (ii) the former First Federal Savings Bank (collectively, "the ESOP's"), each of which merged into a subsidiary of AmSouth, will also be furnished copies of proxy solicitation materials. Each ESOP participant is entitled to direct the appropriate trustee as to the voting of the shares of AmSouth stock allocated to the participant's account. All shares held under the ESOP's have been allocated to participants' accounts.

 As of March 3, 1995, AmSouth held 1,500,000 shares of its common stock as Treasury shares.

 ELECTION OF DIRECTORS

 GENERAL

 Under AmSouth's Restated Certificate of Incorporation, the Board of Directors is divided into three classes, with the term of office of each class expiring in successive years. The terms of Class I Directors expire at this Annual Meeting. The terms of Class II Directors and Class III Directors will expire in 1996 and 1997 respectively. Directors Jacks, Leatherbury, Outlaw and Wright will retire as directors effective April 20, 1995, pursuant to the mandatory retirement provisions in the AmSouth Bylaws.

 BOARD RESTRUCTURING

 For a number of years, all of the members of the Board of Directors of AmSouth Bank of Alabama (and its predecessors) have also been members of the Board of Directors of AmSouth, which resulted in most of the directors of AmSouth also serving as directors of AmSouth Bank of Alabama. This arrangement arose out of the fact that for many years AmSouth Bank of Alabama was by far the largest subsidiary of AmSouth and represented much of its assets. That situation has changed with AmSouth's recent acquisitions in Florida, Tennessee and Georgia, and as of December 31, 1994 AmSouth Bank of Alabama accounted for approximately 54 percent of the consolidated assets of AmSouth. Over time, the Boards of AmSouth and AmSouth Bank of Alabama began to consider whether the two boards should have few, if any, common members. In addition, a number of AmSouth directors expressed the opinion that the Board could operate more efficiently and effectively if it had fewer members.

 Over a year ago, the directors began studying the possibility of restructur-ing the Board to achieve the goals discussed above. Surveys revealed that AmSouth did have more directors on its Board than most of the comparable bank holding companies that were surveyed. The Board decided that a restructuring should be implemented that would, among other things, reduce the size of the AmSouth and AmSouth Bank of Alabama Boards. The general criteria used to determine whether a director continued to serve on the AmSouth Board or the AmSouth Bank of Alabama Board are as follows:

 (1) Directors would be asked to serve on the AmSouth Board if they were prin-cipals of an entity that had national or international activities or opera-tions throughout the Southeast.

 (2) Directors would be asked to serve on a subsidiary bank board, such as that of AmSouth Bank of Alabama, if they were principals of entities the ac-tivities of which were primarily focused in the state where the bank was head-quartered. There will be exceptions to the criteria based on individual situa-tions.

 To implement this restructuring, in addition to the retiring directors, the following directors have either voluntarily submitted their resignations from the AmSouth Board, to be effective April 20, 1995, or, if in Class I, agreed not to stand for reelection: Barber, Biggs, Cabaniss, Gorrie, Guthans, Harris, Harrison, Morrissette, Rushton and Williamson. All of these directors will re-main as directors of AmSouth Bank of Alabama. Directors who will remain on the AmSouth Board and who are also currently members of the AmSouth Bank of Ala-bama Board will resign as members of the AmSouth Bank of Alabama Board, except for Mr. Woods and Mr. Ritter, who will remain on both Boards. These directors are as follows: Hess, Kuehn, Nielsen, Payton and Sklenar.

 The foregoing will result in an AmSouth Board of Directors of thirteen mem-bers and an AmSouth Bank of Alabama Board of twelve members. The AmSouth Board is recommending the reelection of the five current directors of Class I who are not affected by the retirements and resignations. They are Directors Burks, Hess, Nielsen, Payton and Ritter.

 Each of the Class I Directors elected at this Annual Meeting will serve three-year terms expiring at the 1998 Annual Meeting of Shareholders or until his respective successor is elected and qualified, except as provided in the Bylaws.

 If any nominee is not a candidate when the election occurs, it is intended that the proxies will be voted for the election of the other nominees and may be voted, unless authorization is withheld, for any substitute nominees recom-mended by Management. Management has no reason to believe that any nominee will be unable or unwilling to serve as a director if elected.

 The names of the nominees and the directors who will continue to serve unexpired terms and certain information relating to them, including the busi-ness experience of each during the past five years, follow. Service shown with AmSouth and its subsidiaries may include service with their predecessor compa-nies.

                      NOMINEES FOR TERMS EXPIRING IN 1998

                                   OFFICES WITH
                          DIRECTOR AMSOUTH OR             PRINCIPAL OCCUPATION
NAME OF DIRECTOR      AGE SINCE    ITS SUBSIDIARIES       FOR PAST 5 YEARS          OTHER DIRECTORSHIPS/(1)/
- ------------------------------------------------------------------------------------------------------------
Barney B. Burks, Jr.  64    1988   Director, AmSouth      Partner, Burks Brothers,
                                   Bank of Florida        1954 to date
                                                          (investments); Consultant
                                                          to J.C. Bradford & Co.,
                                                          1986 to date (brokerage
                                                          firm); Partner, Burks
                                                          Tire & Services, 1993 to
                                                          date (auto tire and
                                                          service facilities);
                                                          Chairman of the Board,
                                                          July 1988 to August 1993,
                                                          AmSouth Bank of Florida
Donald E. Hess        46    1992   Director, AmSouth      President, 1976 to date,  Parisian, Inc.
                                   Bank of Alabama        and Chief Executive
                                                          Officer, 1986 to date,
                                                          Parisian, Inc. (chain of
                                                          retail specialty stores)
Claude B. Nielsen     44    1993   Director, AmSouth      President and Chief       Colonial
                                   Bank of Alabama        Executive Officer, May    Properties
                                                          1991 to date, President    Trust
                                                          and Chief Operating
                                                          Officer, February 1990 to
                                                          May 1991, and President,
                                                          April 1987 to February
                                                          1990, all of Coca-Cola
                                                          Bottling Company United,
                                                          Inc. (soft drink bottler)
Benjamin F. Payton    62    1983   Director, AmSouth      President, Tuskegee       Morrison
                                   Bank of Alabama        University, 1981 to date  Restaurants,
                                                                                     Inc.
                                                                                    Praxair, Inc.
                                                                                    The ITT
                                                                                    Corporation
                                                                                    The Liberty
                                                                                     Corporation
                                                                                    The Sheraton
                                                                                     Corporation
                                                                                    Sonat, Inc.
C. Dowd Ritter        47    1993   President and Chief    President and Chief
                                   Operating Officer of   Operating Officer of
                                   AmSouth and AmSouth    AmSouth and AmSouth Bank
                                   Bank of Alabama;       of Alabama, August 1994
                                   Director, AmSouth      to date; Vice Chairman of
                                   Bank of Alabama,       AmSouth and AmSouth Bank
                                   AmSouth Mortgage       of Alabama, July 1993 to
                                   Company, Inc. and      August 1994; Senior
                                   AmSouth Investment     Executive Vice President
                                   Services, Inc.         of AmSouth and Senior
                                                          Executive Vice President
                                                          and General Banking Group
                                                          Head of AmSouth Bank of
                                                          Alabama, May 1991 to July
                                                          1993; Senior Executive
                                                          Vice President, Trust
                                                          Officer and Trust and
                                                          Financial Services Group
                                                          Head of AmSouth Bank of
                                                          Alabama, August 1988 to
                                                          May 1991

    [PHOTO OF BARNEY          [PHOTO OF DONALD         [PHOTO OF CLAUDE
    B. BURKS, JR.             E. HESS APPEARS          B. NIELSEN APPEARS
    APPEARS HERE]             HERE]                    HERE]

    Barney B. Burks, Jr.      Donald E. Hess           Claude B. Nielsen


                  [PHOTO OF BENJAMIN        [PHOTO OF C. DOWD
                  F. PAYTON APPEARS         RITTER APPEARS
                  HERE]                     HERE

                  Benjamin F. Payton        C. Dowd Ritter

                      DIRECTORS WHOSE TERMS EXPIRE IN 1996

                                 OFFICES WITH
                        DIRECTOR AMSOUTH OR             PRINCIPAL OCCUPATION
NAME OF DIRECTOR    AGE SINCE    ITS SUBSIDIARIES       FOR PAST 5 YEARS               OTHER DIRECTORSHIPS(/1/)
- ---------------------------------------------------------------------------------------------------------------
J. Harold Chandler  45    1995                          President and Chief Executive  Provident Life
                                                        Officer, Provident Life and     and Accident
                                                        Accident Insurance Company of   Insurance
                                                        America, November 1993 to date  Company of
                                                        (insurance company);            America
                                                        President, Mid-Atlantic
                                                        Banking Group (District of
                                                        Columbia, Maryland and
                                                        Northern Virginia) of
                                                        NationsBank Corporation (bank
                                                        holding company), January 1992
                                                        to November 1993; President
                                                        and Chief Executive Officer,
                                                        District of Columbia, Maryland
                                                        and Northern Virginia
                                                        subsidiaries of the C&S/Sovran
                                                        Corporation, April 1991 to
                                                        January 1992 (bank holding
                                                        company); Senior Executive
                                                        Vice President and Corporate
                                                        Director of Marketing of
                                                        C&S/Sovran Corporation,
                                                        September 1990 to April 1991,
                                                        and of The Citizens and
                                                        Southern Corporation, April
                                                        1988 to September 1990 (bank
                                                        holding company)
Joseph M. Farley    67    1972                          Of Counsel, Balch & Bingham    Torchmark
                                                        (law firm), November 1992 to   Corporation
                                                        date; Chairman of the Board,
                                                        June 1992 to October 1992,
                                                        Chairman and Chief Executive
                                                        Officer, April 1991 to May
                                                        1992, and President and Chief
                                                        Executive Officer, January
                                                        1991 to April 1991, all of
                                                        Southern Nuclear Company
                                                        (public utility); Executive
                                                        Vice President and Corporate
                                                        Counsel, July 1991 to October
                                                        1992, and Executive Vice
                                                        President-Nuclear, March 1989
                                                        to December 1990, The Southern
                                                        Company (public utility)
Rodney C. Gilbert   55    1994                          President and Chief Executive  Rust
                                                        Officer, Rust International    International
                                                        Inc., 1993 to date (provider   Inc.
                                                        of engineering, construction
                                                        and environmental and
                                                        infrastructure consulting
                                                        services, hazardous substance
                                                        remediation services and other
                                                        on-site industrial and related
                                                        services); President and Chief
                                                        Operating Officer, 1990 to
                                                        December 1992, and President,
                                                        1987 to 1990, all of
                                                        Wheelabrator Technologies Inc.
                                                        (provider of facilities,
                                                        systems and services for the
                                                        trash-to-energy, energy,
                                                        environmental and general
                                                        industrial markets)
James R. Malone     52    1994                          President and Chief Executive  Ametek, Inc.
                                                        Officer, Anchor Glass          Anchor Glass
                                                        Container Corporation, 1993 to Container
                                                        date (glass container           Corporation
                                                        manufacturer); Chairman,
                                                        President and Chief Executive
                                                        Officer, Grimes Aerospace,
                                                        1990 to 1993 (manufacture of
                                                        aviation interior and exterior
                                                        lighting)

                       [PHOTO OF                [PHOTO OF
                   J. HAROLD CHANDLER        JOSEPH M. FARLEY
                      APPEARS HERE]            APPEARS HERE]

                   J. Harold Chandler        Joseph M. Farley


                       [PHOTO OF                [PHOTO OF
                   RODNEY C. GILBERT         JAMES R. MALONE
                      APPEARS HERE]            APPEARS HERE]

                   Rodney C. Gilbert         James R. Malone

                      DIRECTORS WHOSE TERMS EXPIRE IN 1997

                                     OFFICES WITH
                            DIRECTOR AMSOUTH OR             PRINCIPAL OCCUPATION
NAME OF DIRECTOR        AGE SINCE    ITS SUBSIDIARIES       FOR PAST 5 YEARS          OTHER DIRECTORSHIPS(/1/)
- --------------------------------------------------------------------------------------------------------------
Ronald L. Kuehn, Jr.     59   1986   Director, AmSouth      Chairman of the Board,    Sonat, Inc.
                                     Bank of Alabama        President and Chief       Southern Natural
                                                            Executive Officer, April  Gas  Company
                                                            1986 to date, Sonat Inc.  Sonat Offshore
                                                            (diversified energy        Drilling, Inc.
                                                            holding company)          Protective Life
                                                                                       Corporation
                                                                                      Union Carbide
                                                                                       Corporation
                                                                                      Praxair, Inc.
Z. Cartter Patten, III   54   1993   Director, AmSouth      Chairman of the Board,
                                     Bank of Tennessee and  1976 to date, Patten and
                                     AmSouth Bank of        Patten, Inc. (investment
                                     Georgia                advisory firm)
Herbert A. Sklenar       63   1984   Director, AmSouth      Chairman and Chief        Protective Life
                                     Bank of Alabama        Executive Officer, May     Corporation
                                                            1992 to date, and         Temple-Inland,
                                                            President and Chief       Inc.
                                                            Executive Officer, May    Vulcan Materials
                                                            1986 to May 1992, all of   Company
                                                            Vulcan Materials Company
                                                            (construction materials
                                                            and chemicals)
John W. Woods            63   1972   Chairman and Chief     Chairman and Chief        Alabama Power
                                     Executive Officer of   Executive Officer, 1972    Company
                                     AmSouth and AmSouth    to date, and President,   Protective Life
                                     Bank of Alabama;       August 1993 to August      Corporation
                                     Director, AmSouth      1994, all of AmSouth;
                                     Bank of Alabama and    Chairman and Chief
                                     AmSouth Mortgage       Executive Officer, 1983
                                     Company, Inc.          to date, and President,
                                                            August 1990 to August
                                                            1994, all of AmSouth Bank
                                                            of Alabama

                        [PHOTO OF                 [PHOTO OF
                   RONALD L. KUEHN, JR.      Z. CARTTER PATTEN, III
                       APPEARS HERE]             APPEARS HERE]

                   Ronald L. Kuehn, Jr.      Z. Cartter Patten, III


                        [PHOTO OF              [PHOTO OF
                   HERBERT A. SKLENAR        JOHN W. WOODS
                      APPEARS HERE]           APPEARS HERE]

                   Herbert A. Sklenar        John W. Woods

NOTES:
 1. These are directorships with corporations subject to the registration or reporting requirements of the Securities Exchange Act of 1934 or registered under the Investment Company Act of 1940.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" THE ELECTION OF DIRECTORS AS SET FORTH IN THIS PROXY STATEMENT.

CERTAIN INFORMATION CONCERNING THE BOARD OF DIRECTORS AND ITS COMMITTEES
 The full Board of Directors met twelve times during 1994. To assist it in carrying out its work, the Board of Directors has several standing committees. These include the Audit Committee, the Compensation Committee and the Nominating Committee. Information about these committees follows:
 The Audit Committee has a membership consisting of seven non-officer directors. The Chairman is Director Williamson, and the other current members are Directors Barber, Burks, Gilbert, Guthans, Hess and Patten. Management representatives meeting with the Committee included Directors Woods and Ritter. Management representatives met with the Audit Committee during part, but not all, of each meeting of the Committee, as did representatives of AmSouth's Audit Department and Credit Administration and Loan Review Department and representatives of AmSouth's independent auditors. This Committee is charged by the Board of Directors with several major functions: to audit and examine the condition of the corporation; to review all reports of audits of the corporation and its subsidiaries and affiliates; to ensure proper asset quality of the corporation; and to monitor compliance with various laws and regulations. The Audit Department is under the direct supervision of the Audit Committee. In performing these functions, the Committee met four times during 1994.
 The Compensation Committee is currently composed of seven non-officer direc-tors. Director Farley serves as Chairman, and other members of the Committee are Directors Biggs, Cabaniss, Harris, Jacks, Kuehn and Sklenar. The Compensa-tion Committee is responsible for all compensation and staff benefit plans of the corporation, and it evaluates and approves compensation for executive of-ficers. It reviews summaries of current compensation paid all other officers and periodically reports changes in the compensation plans for all officers and employees to the Board of Directors. It receives and reviews such reports of compensation and benefit plan administration from the corporation's manage-ment as it may require. The Committee met six times during 1994.
 The Nominating Committee is currently composed of seven non-officer directors. Director Jacks, as Chairman, serves with Directors Cabaniss, Harrison, Morrissette, Nielsen, Payton and Wright. In addition to reviewing potential nominees and recommending new directors, the Nominating Committee is charged with reviewing the structure of the Board and its operation and recommending changes where appropriate. Further, the Committee reviews and recommends appropriate changes in Board compensation and Board retirement policies. No formal procedure whereby individual shareholders can submit recommendations of persons to be considered for nomination as a director of AmSouth has been instituted. However, the Committee would consider any such recommendations made to it in writing on a timely basis. The Committee met four times during 1994.
 In addition to the committees discussed above, the Board may from time to time establish special purpose committees. There is also an Executive Committee which currently meets once a month and performs functions of the full Board when the Board is not in session. The Executive Committee is currently composed of Directors Biggs, Farley, Harris, Jacks, Kuehn and Sklenar, with Mr. Woods serving as Chairman.

DIRECTOR ATTENDANCE; FILINGS
 During 1994, all incumbent directors of AmSouth, other than George W. Barber, Jr., Hugh B. Jacks, Benjamin F. Payton and Herbert A. Sklenar attended at least 75% of the total number of meetings of the Board of Directors and meetings of committees of which they were members. AmSouth believes that attendance at meetings is only one means by which directors may contribute to the effective management of AmSouth and that the contributions of all directors have been substantial and are highly valued.
 During 1994 late reports required by Section 16(a) of the Securities Exchange Act of 1934 were filed by the following: Spencer H. Wright, a director, filed one late report covering two transactions. A trust of which Director Joseph M. Farley is a co-trustee filed one late report on Form 3 because of a miscommunication with AmSouth regarding the existence of the trust. In making this disclosure AmSouth has relied on written representations of its directors and executive officers and copies of the reports that have been filed.

CERTAIN TRANSACTIONS
 Certain directors and executive officers of AmSouth and its subsidiaries, and certain associates and members of the immediate families of these individuals, were customers of, and had loan transactions with, AmSouth's subsidiaries in the ordinary course of business during 1994. In addition, certain of the foregoing are or have been executive officers or 10% or more shareholders in corporations, or members of partnerships, which are customers of such subsidiaries and which have had loan transactions with the subsidiaries in the ordinary course of business. In the opinion of the management of each of the respective subsidiaries, all such transactions were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and corporations and did not involve more than the normal risk of collectibility or present other unfavorable features. Transactions of a similar nature will, in all probability, occur in the future in the ordinary course of business.
 Director M. Miller Gorrie is Chairman and Chief Executive Officer of Brasfield & Gorrie General Contractor, Inc. ("Brasfield") and has a substan-tial ownership interest in Brasfield. From January 1, 1994 through February 28, 1995, subsidiaries of AmSouth made payments to Brasfield of approximately $32,331,770 pursuant to construction contracts between Brasfield and subsidi-aries of AmSouth.
 Director William J. Rushton III is Chairman of the Board Emeritus of Protective Life Corporation ("Protective") and was Chairman of the Board of Protective for a portion of 1994. During 1994, AmSouth and its subsidiaries paid premiums, fees or investment product deposits for various types of insurance of $6,553,930 to Protective and its subsidiaries, and Protective and its subsidiaries paid $4,906,522 to AmSouth and its subsidiaries in commissions, interest, mortgage loan service fees and other charges.
 Mr. James I. Harrison, Jr. is Chairman and Chief Executive Officer and a substantial shareholder of Harco Drug, Inc. AmSouth Bank of Alabama has subleased space from Harco Drug, Inc. for two branch locations with annual rental payments and remaining terms respectively of $26,400 and one year and $26,000 and seven years.
 In August 1994 AmSouth Bank of Alabama reimbursed Director George W. Barber, Jr. $85,000 in connection with the adjustment of amounts previously paid in connection with a loan guarantee. In February 1995 the Board of Directors of AmSouth Bank of Alabama approved the sale of foreclosed property to Mr. Barber for a gross purchase price of $5,700,000. The price was determined through a bidding process conducted by the Bank. In December 1994 the property had been appraised at a value of $5,500,000. The property was purchased by the Bank at a foreclosure sale in April 1994 at a price of $4,700,000, and is carried on the Bank's books at that value. The amount realized by the Bank, after the payment of various expenses related to tenant improvements, sales commission and other miscellaneous costs, is expected to be approximately $4.6 million.
 During 1994 Director Spencer H. Wright was paid $242,000 for serving as Chairman of the Board of AmSouth Bank of Tennessee, under the agreement made at the time First Chattanooga Financial Corporation was acquired.
 One other transaction involving a director of AmSouth is disclosed below in the section entitled "Information with Respect to Compensation Committee Interlocks and Insider Participation in Compensation Decisions."

EXECUTIVE COMPENSATION
SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION
 The following table provides summary information concerning compensation paid by AmSouth and its subsidiaries to its Chief Executive Officer, each of the four other most highly compensated executive officers of AmSouth at December 31, 1994 and C. Stanley Bailey, who resigned in October 1994, but whose com-pensation would place him among the five most highly compensated executive of-ficers (hereinafter referred to as the "named executive officers"), for the fiscal years ended December 31, 1994, 1993 and 1992.

                          SUMMARY COMPENSATION TABLE
- -------------------------------------------------------------------------------

                                        ANNUAL COMPENSATION              LONG TERM COMPENSATION
                                  ------------------------------- ---------------------------------------
                                                                           AWARDS               PAYOUTS
                                                                  ---------------------------  ----------
                                                        OTHER                      SECURITIES
                                                        ANNUAL      RESTRICTED     UNDERLYING                 ALL OTHER
                                                     COMPENSATION     STOCK         OPTIONS/      LTIP       COMPENSATION
NAME AND PRINCIPAL POSITION  YEAR SALARY($) BONUS($)    ($)(1)    AWARD(S)($)(2)    SAR'S(#)   PAYOUTS($)       ($)(4)
- ---------------------------  ---- --------- -------- ------------ --------------   ----------  ----------    ------------
John W. Woods                1994 $665,000  $      0   $ 70,857    $234,468.75       27,175                   $   96,580
 Chairman & Chief            1993 $595,000  $327,250        N/A    $203,190.63       18,000       Not         $   29,295
 Executive Officer of        1992 $545,000  $245,250        N/A    $166,287.50       18,825    Applicable(3)  $   29,123
 AmSouth & AmSouth Bank
 of Alabama
C. Dowd Ritter               1994 $360,000  $      0   $133,710    $620,493.75       15,450                   $   11,420
 President & Chief           1993 $266,667  $133,333        N/A    $117,012.50        4,500                   $   13,566
 Operating Officer of        1992 $210,000  $ 84,000        N/A    $ 42,400.00        4,800                   $   12,920
 AmSouth & AmSouth Bank
 of Alabama
E. W. Stephenson, Jr.        1994 $225,000  $      0   $ 83,648    $ 93,787.50        7,325                   $   55,744
 Senior Executive Vice       1993 $177,833  $ 71,133        N/A    $ 52,971.88        3,400                   $    9,256
 President, AmSouth and      1992 $150,000  $ 45,000        N/A    $ 27,825.00        3,150                   $    8,560
 Chairman & Chief
 Executive Officer,
 AmSouth Bank of
 Florida
A. Fox deFuniak, III         1994 $224,000  $      0   $ 46,851    $ 47,662.50        5,475                   $    9,990
 Senior Executive Vice       1993 $217,000  $ 75,950        N/A    $ 52,971.88        4,500                   $   11,122
 President & Birmingham      1992 $200,000  $ 62,000        N/A    $ 42,400.00        4,800                   $   11,240
 Banking Group Head,
 AmSouth Bank of
 Alabama
W. Michael Graves            1994 $205,000  $      0   $ 43,452    $ 93,787.50        7,325                   $    8,625
 Senior Executive Vice       1993 $161,333  $ 54,853        N/A    $ 52,971.88        3,400                   $    8,102
 President, AmSouth &        1992 $138,000  $ 41,400        N/A    $ 27,825.00        3,150                   $    6,255
 AmSouth Bank of
 Alabama and Head of
 Alabama Banking Group
 and Trust and Private
 Banking of AmSouth
 Bank of Alabama
C. Stanley Bailey(5)         1994 $283,333  $      0   $123,348    $620,493.75(5)    15,450(5)                $1,031,458
 Vice Chairman & Chief       1993 $266,667  $133,333        N/A    $117,012.50        4,500                   $   11,648
 Financial Officer,          1992 $210,000  $ 84,000        N/A    $ 42,400.00        4,800                   $   12,400
 AmSouth & AmSouth Bank
 of Alabama
- -------------------------------------------------------------------------------------------------------------------------

(1) The amounts shown for 1994 include tax gross-ups and perquisites such as club dues, auto allowances and financial planning assistance. In the cases of Messrs. Ritter, Stephenson and Bailey, amounts include one-time club initiation fees of $35,000, $27,323 and $35,000, respectively.
(2) Amounts are based on market value on date of grant. Dividends are paid on all restricted shares.
The following table provides information about restricted shares unreleased as of December 31, 1994.

                           AGGREGATE # OF                       VALUE BASED ON YEAR END
  NAME                 RESTRICTED SHARES HELD                    STOCK PRICE OF $25.75
  ----                 ----------------------                   -----------------------
  Woods                        20,325                                 $523,368.75
  Ritter                       33,625                                 $865,843.75
  Stephenson                   11,775                                 $303,206.25
  deFuniak                     13,825                                 $355,993.75
  Graves                        8,775                                 $225,956.25
  Bailey                            0                                 $      0.00

None of the restricted awards listed in the Summary Compensation Table or in the Footnote Table above have a vesting schedule of less than three years.
(3) No performance share or unit plan currently exists.
(4) The amounts shown for 1994 reflect company matching contributions to the AmSouth Thrift Plan and Prior Profit Sharing Plan payments as shown below.


                                                                    PRIOR PROFIT SHARING
  NAME                   COMPANY MATCH THRIFT                          PLAN PAYMENTS
  ----                   --------------------                       --------------------
  Woods                         $3,750                                    $23,400
  Ritter                        $3,750                                    $ 7,670
  Stephenson                    $3,750                                    $ 4,810
  deFuniak                      $3,750                                    $ 6,240
  Graves                        $3,750                                    $ 4,875
  Bailey                        $3,750                                    $ 5,958

In the case of Mr. Woods, the amount shown also includes the company's share ($69,430) of the annual premium paid for the Corporate Universal Life Split Dollar Insurance Policy under which he is covered.
In the case of Mr. Stephenson, the amount shown also includes relocation assistance in the amount of $47,184.
In the case of Mr. Bailey, the amount shown also includes $1,000,000 paid as part of a separation agreement and $21,750 representing the value of a company automobile which was transferred to him at the time of his departure.
(5) Mr. Bailey resigned from all positions with AmSouth in October 1994 and forfeited the restricted stock and options awarded him in 1994.

STOCK OPTIONS
 The following table contains information regarding the grant of stock options during 1994 to the named executive officers under AmSouth's 1989 Long Term Incentive Compensation Plan.

                    OPTION/SAR GRANTS IN LAST FISCAL YEAR*



                                                                                                      POTENTIAL REALIZABLE
                                         INDIVIDUAL GRANTS                                              VALUE AT ASSUMED
- ----------------------------------------------------------------------------------------------------  ANNUAL RATES OF STOCK
                            NUMBER OF         PERCENT OF TOTAL                                       PRICE APPRECIATION FOR
                      SECURITIES UNDERLYING     OPTIONS/SARS                                               OPTION TERM
                          OPTIONS/SARS      GRANTED TO EMPLOYEES    EXERCISE OR                      -----------------------
        NAME               GRANTED (#)         IN FISCAL YEAR    BASE PRICE ($/SH)  EXPIRATION DATE    5%($)       10%($)
- --------------------  --------------------- -------------------- ----------------- ----------------- ---------- ------------
John W. Woods                27,175                 8.5%              $30.75       February 16, 2004 $  525,565 $  1,261,192
C. Dowd Ritter               15,450                 4.8%              $30.75       February 16, 2004 $  298,803 $    717,035
E.W. Stephenson, Jr.          7,325                 2.3%              $30.75       February 16, 2004 $  141,666 $    339,953
A. Fox deFuniak, III          5,475                 1.7%              $30.75       February 16, 2004 $  105,887 $    254,095
W. Michael Graves             7,325                 2.3%              $30.75       February 16, 2004 $  141,666 $    339,953
C. Stanley Bailey            15,450                 4.8%              $30.75       February 16, 2004 $  298,803 $    717,035

 * The stock options became exercisable on February 16, 1995 (one year after date of grant), other than Mr. Bailey's, which were forfeited, although vesting is accelerated upon death, disability or a change in control of AmSouth. The exercise price is equal to the closing price of AmSouth common stock on the New York Stock Exchange on the date of grant.

OPTION EXERCISES AND HOLDINGS

 The following table provides information concerning the exercise of stock options during 1994 by the named executive officers and the unexercised stock options held by them at December 31, 1994.

                    AGGREGATED OPTION/SAR EXERCISES IN LAST
                   FISCAL YEAR AND FY-END OPTION/SAR VALUES

                                                          NUMBER OF SECURITIES
                                                         UNDERLYING UNEXERCISED   VALUE OF UNEXERCISED IN-THE-
                                                             OPTIONS/SARS AT                 MONEY
                                                                FY-END(#)          OPTIONS/SARS AT FY-END($)
                      SHARES ACQUIRED VALUE REALIZED(1) ------------------------- ----------------------------
        NAME          ON EXERCISE (#)        ($)        EXERCISABLE/UNEXERCISABLE EXERCISABLE/UNEXERCISABLE(1)
- --------------------  --------------- ----------------- ------------------------- ----------------------------
John W. Woods                  0               $0.00             200,235                 $1,393,931.25
                                                                  27,175                         $0.00
C. Dowd Ritter                 0               $0.00              33,003                 $  194,625.51
                                                                  15,450                         $0.00
E.W. Stephenson, Jr.           0               $0.00              23,350                 $  137,067.50
                                                                   7,325                         $0.00
A. Fox deFuniak, III       3,204         $ 49,918.32              21,699                 $   88,583.19
                                                                   5,475                         $0.00
W. Michael Graves          2,000         $ 30,250.00              17,250                 $   79,747.50
                                                                   7,325                         $0.00
C. Stanley Bailey(2)      21,600         $236,710.01                   0                         $0.00
                                                                       0                         $0.00

(1) Market value of underlying securities at exercise or year-end, as applicable, minus the exercise price.
(2) Mr. Bailey resigned all positions with AmSouth in October 1994.

RETIREMENT PLAN

 The following table shows the estimated annual benefits payable at normal retirement age (age 65) under AmSouth's qualified defined benefit Retirement Plan, as well as under a nonqualified Supplemental Executive Retirement Plan. This supplemental plan provides benefits that would otherwise be denied participants because of Internal Revenue Code limitations on qualified plan benefits, as well as benefits that strengthen the competitiveness of AmSouth's overall executive compensation program.

                              PENSION PLAN TABLE

                                    YEARS OF SERVICE
                ----------------------------------------------------------------
REMUNERATION       10            15            20            25            30
- ------------    ---------     ---------     ---------     ---------     --------
$  200,000      $  34,301     $  51,692     $  69,242     $  86,792     $104,342
   300,000         52,301       78, 692      105, 242      131, 792      158,342
   400,000        70, 301      105, 692      141, 242      176, 792      212,342
   500,000         88,301      132, 692      177, 242      221, 792      266,342
   600,000       106, 301      159, 692      213, 242      266, 792      320,342
   700,000       124, 301      186, 692      249, 242      311, 792      374,342
   800,000       142, 301      213, 692      285, 242      358, 792      428,342
   900,000       160, 301      240, 692      321, 242      401, 792      482,342
 1,000,000       178, 301      267, 692      357, 242      446, 792      536,342

 The benefits shown are not subject to any deduction for Social Security benefits or other offset amounts.

 The compensation covered by the combination of plans covering the named executive officers is the base salary plus bonus earned for the year by the executive. The amount of the retirement benefit is determined by the length of the retiree's credited service under the plan and the average base salary plus bonus earned of the retiree for the 60 consecutive highest compensated months out of the 120 months preceding retirement. The full years of credited service and covered compensation in 1994 under the plan for the named executive officers are as follows: Mr. Woods: 24 years ($665,000); Mr. Ritter: 22 years ($360,000); Mr. Stephenson: 19 years ($225,000); Mr. deFuniak: 28 years ($224,000); and Mr. Graves: 25 years ($205,000). For purposes of calculating the benefit provided under the plan, credited service in excess of 30 years is disregarded. Benefits shown are computed as a straight life annuity beginning at age 65.

COMPENSATION OF DIRECTORS

 Directors of AmSouth other than Mr. Woods and Mr. Ritter are paid a fee of $4,000 per calendar quarter during which the director has served. In addition, each such director is paid a fee of $1,500 for each meeting of the Board and $800 for each committee meeting which the director attends. Individual directors may, at their option, elect to defer the receipt of directors' fees and the deferred amounts earn interest at market rates until paid.

EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT AND CHANGE IN CONTROL AGREEMENTS

 AmSouth has no employment contracts with any of the named executive officers. AmSouth has entered into agreements providing for compensation of certain executives, including the named executive officers (other than Mr. Bailey, who has resigned), under certain circumstances after a change in control (hereinafter referred to in this section as "the Agreements"). A "Change in Control" is defined as (1) a merger, consolidation or other corporate reorganization of AmSouth in which AmSouth does not survive, (2) disposition by AmSouth of a bank subsidiary or any successor then employing the executive,
(3) the beneficial ownership of one person or a related group of persons of as much as 20% of the outstanding voting stock of AmSouth unless acquired with the approval of AmSouth's Board of Directors, or (4) as may otherwise be defined by the Board of Directors from time to time.

  The Agreements provide that if employment is terminated within three years following a Change in Control for reasons other than for "cause," the executive is entitled to receive a cash payment in an amount equal to a specified multiple of the sum of the executive's base salary plus one-half of his maximum bonus under AmSouth's Executive Incentive Plan, as in effect at the time of the Change in Control. For Mr. Woods and Mr. Ritter the multiple is 3.0 and for Messrs. Stephenson, Graves and deFuniak the multiple is 2.5. The Agreements also provide that no payments will be made that exceed specified Internal Revenue Code limits that currently approximate three times the average of the executive's compensation for the prior five years. In addition, the Agreements accelerate benefits receivable under certain AmSouth plans, including the Long Term Incentive Compensation Plan and the 1989 Long Term Incentive

Compensation Plan, and provide for insurance coverage of the executive and other benefits. The executive is also entitled to such payments and benefits if the executive terminates his employment due to a reduction in salary or responsibilities, assignment of duties inconsistent with the executive's position, a transfer or increase in travel requirements, or a good faith determination by the executive that effective discharge of his responsibilities is no longer possible due to a Change in Control.
 The purpose of the Agreements is to enable AmSouth to rely upon key executives to continue in their positions in the event of a proposed Change in Control, and to allow AmSouth the continued availability of the advice of key executives as to the best interests of the shareholders without concern that the executive might be distracted by the personal uncertainties and risks created by a Change in Control threat. The Agreements will automatically renew for successive one-year terms unless the executive is given written notification 180 days prior to a January 31 expiration date, in which case the Agreements will be terminated on the January 31 next following such notification. These Agreements do not constitute employment contracts and they apply only in circumstances following a Change in Control.

INFORMATION WITH RESPECT TO COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION IN COMPENSATION DECISIONS
 The following directors served as members of the Compensation Committee of AmSouth's Board of Directors at some time during 1994: William D. Biggs, William J. Cabaniss, Jr., Joseph M. Farley, Elmer B. Harris, Hugh B. Jacks, Ronald L. Kuehn, Jr. and Herbert A. Sklenar.
 The following information concerns a director who was a member of the Compensation Committee of AmSouth's Board of Directors during 1994: Mr. Ronald
L. Kuehn, Jr. is Chairman of the Board, President and Chief Executive Officer of Sonat, Inc. ("Sonat"). The main office of AmSouth Bank of Alabama is owned by a joint venture between the Bank and Sonat, both of which are tenants in the building with annual rental payments of approximately $3,053,461 and $3,365,163, respectively, and having remaining terms of two years.
 During 1994, Mr. John W. Woods, Chairman of the Board and Chief Executive Officer of AmSouth, served as a member of the Board of Directors of Alabama Power Company. During 1994, Mr. Elmer B. Harris, President and Chief Executive Officer of Alabama Power Company, served as a member of AmSouth's Compensation Committee.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION
 INTRODUCTION AND OVERALL PHILOSOPHY
 The Compensation Committee (the "Committee") of AmSouth's Board of Directors is composed of seven non-officer directors. The Committee is generally respon-sible for all of AmSouth's compensation and benefits plans, and is specifi-cally responsible for evaluating and approving compensation plans, and pay-ments and awards under those plans, for AmSouth's most senior executives, in-cluding the named executive officers. During 1994, the Committee held six meetings.
 In discharging this responsibility, the Committee has, for a number of years, used the services of compensation consultants as a resource. Compensation consultants have also been utilized in the process of developing the current AmSouth incentive and benefit plans.
 The following comments are applicable to executive officers of AmSouth, including the Chief Executive Officer and the named executive officers.

 EXECUTIVE COMPENSATION POLICIES
 AmSouth's executive compensation program has as its stated purpose to attract, reward, retain and motivate the strong leadership necessary to achieve, over time, a superior financial performance. There are three components to the program: base salary, short-term incentives and long-term incentives.
 Base salary provides the foundation for executive pay; its purpose is to compensate the executive for performing his or her basic duties. The purpose of the short-term incentive plan is to provide rewards for favorable short-term performance. The purpose of the long-term incentive program is to provide incentives and rewards for longer-term performance and to motivate long-term thinking.
 Although the Committee believes that AmSouth's executive compensation program generally motivates executives to perform in a superior manner and rewards them appropriately for the actual level of success achieved by the corporation, it also believes that there are certain aspects of the program which can be improved. As a result, the Committee has approved a redesigned short-term incentive plan effective January 1, 1995. This new plan will be described later in this report.
 AmSouth provides total compensation opportunities based on a comparison with the practices of a group of Peer Banks. AmSouth performance that is higher or lower than the Peer Banks generates compensation higher or lower than the Peer Banks. AmSouth considers the entire pay package when setting each portion of pay.
 The Peer Bank group includes all U.S. commercial banks with total assets ranging from one-half to twice AmSouth's asset size. The Committee has concluded that this is the best comparison group for AmSouth, both for purposes of establishing competitive levels of compensation and to compare relative performance.

 BASE SALARY
 AmSouth's salary ranges are set so that the salary midpoints are at the average of the Peer Banks, represented in various salary surveys to which AmSouth has access. Progress within a particular executive's salary range, and thus annual base salary increases, are determined based on (a) projected base salary increases in the banking industry in general, and (b) the individual's experience, tenure and individual performance each year. This determination has both objective and subjective elements, but does not lend itself to formulas or weightings. Individual executive base salaries may be above or below the average of the Peer Banks based on these factors.
 Base salary adjustments for all executive officers are approved by the Committee and are reflected in the Summary Compensation Table for 1994. On average, base salaries for executive officers are essentially at the average of the Peer Banks.

 SHORT-TERM INCENTIVE PLAN
 AmSouth's short-term incentive plan, the Executive Incentive Plan, during 1994 was designed to provide rewards to participants on an annual basis based primarily on corporate performance, and secondarily on individual performance. The cash bonus opportunities provided by the Executive Incentive Plan are designed to be at the average of the Peer Banks as represented in available surveys. That is, the target opportunity is average; higher or lower performance than the average then yields higher or lower payouts than the average.
 AmSouth's corporate performance level is determined by comparison to the Peer Banks. AmSouth's percentile ranking among the Peer Banks is determined based on two objective measurement factors: Return on Average Equity and Return on Average Assets (weighted equally).
 Individual awards are determined by a plan provision that specifies the percentage of the executive's base salary to be awarded for specified peer group percentile rankings. Awards under the plan may range from (a) 0-90% of the base salary of an officer who is also a director of AmSouth, (b) 0-72% of the base salary of Senior Executive Vice Presidents or Group Heads, and (c) 0-62% of the base salary of other plan participants. Performance at the median of the designated peer group will provide a payout of 45%, 35% and 30% of base salary for each of the groups described in the immediately preceding sentence, respectively. No payouts are allowed if AmSouth's performance is below the 35th percentile.
 During 1994, AmSouth's peer performance in Return on Average Equity and Return on Average Assets was not sufficient to generate a payout under the Executive Incentive Plan. The Committee, in its discretion, approved special bonus payments outside the plan for certain executive officers of AmSouth, other than the named executive officers. These payments were based on other positive achievements during 1994, which included AmSouth's considerable growth through acquisitions, progress toward corporate objectives and strong contributions by certain individuals.
 The Committee believes that the level of bonuses under the Executive Incentive Plan, as it was in effect for 1994, was totally dependent on overall financial corporate performance and did not allow for other important factors such as achievement of strategic objectives and performance versus internal goals for the corporation, business units and individual participants. For these reasons, the Committee has approved a redesigned Executive Incentive Plan effective January 1, 1995.
 Under this new Executive Incentive Plan design, annual goals will be set for the overall corporation and each business unit. Corporate performance will be determined by the Committee's evaluation of the year's results against the annual goals approved by the Committee. Primary emphasis will be placed on an "Earnings Per Share" goal. Emphasis will also be placed on other objective performance measures compared to goals. These will include, but not be limited to, Return on Average Assets, Return on Average Equity, Credit Quality Measures, Efficiency Ratio, Loan Growth, Deposit Growth and Non-Interest Revenue Growth. Finally, some emphasis will also be placed on subjective factors that will impact the year's performance.
 The organizational focus and weighting for the purpose of goal setting and evaluation will vary depending on the Executive Incentive Plan participant category. Payments for the most senior officers (officers who are also directors) will be totally based on the corporation's performance against goals. The Line Executive participant's payment will be based primarily on his or her business unit's performance against goals and, secondarily, on the corporation's performance against goals. The Staff Executive participant's payment will be based primarily on the corporation's performance and, secondarily, on his or her business unit's performance against goals.
 Each participant will have a "base bonus opportunity," expressed as a percentage of base pay, associated with the achievement of goals. The base bonus opportunities are established by studying the average practices of the previously referenced Peer Banks as represented in available surveys. Under the Executive Incentive Plan, these differ depending on various participant levels and positions held, and range from 30%, up to 55% for the Chairman and Chief Executive Officer.
 The payout percentage can range from 0% to 200% of the base bonus opportunity depending on the performance against goals, as previously described. There is also the opportunity for a participant to have a special adjustment factor added or deducted from his or her incentive award in the case of extraordinary circumstances. This adjustment allows the payout percentage to be increased or decreased by as much as 33% of the base bonus opportunity. The resulting payout can be zero, but cannot exceed 200% of the base bonus opportunity. Payouts under the Executive Incentive Plan will be made in cash and a participant can elect prior to the beginning of the plan year to defer his or her payout.
 The Committee believes that this new design for the Executive Incentive Plan will more appropriately focus AmSouth executives on their assigned responsibilities while still promoting teamwork among the corporation's management team. Therefore, the Plan should more strongly motivate executives to perform in a superior manner and reward them appropriately for the level of success achieved by both them and the corporation.

 LONG-TERM INCENTIVE PLAN
 The overall purpose of AmSouth's 1989 Long Term Incentive Compensation Plan (the "LTIP") is to promote the long-term success of AmSouth and its subsidiaries. The LTIP accomplishes this by providing financial incentives to key employees who are in positions to make significant contributions toward such success. The LTIP is a key component of executive compensation, and two types of long-term incentives were utilized under it in 1994: stock options and performance-based restricted stock grants.
 The LTIP is designed to attract individuals of outstanding ability and to encourage key employees to acquire a proprietary interest in AmSouth, to continue employment with AmSouth and to render superior performance during such employment. The Committee believes the program meets those objectives.
 As noted below, the LTIP links executives' interests directly to the interests of shareholders in two ways: (a) the greater the increase in stock value, the greater the reward to the executive under both types of incentives, and (b) the number of shares of restricted stock granted increases as AmSouth's long-term performance against the Peer Banks increases.
 AmSouth develops its grant sizes for stock options and restricted stock first by determining the average of the long-term incentive opportunities provided to similar positions at the Peer Banks. This calculation is made with the help of outside consultants. Market data on the Peer Banks is limited to that available in surveys to which AmSouth has access.
 Then, the Committee delivers one-half of that value in the form of stock options and one-half in the form of a target restricted stock opportunity that is based on AmSouth's performance against the Peer Banks. (The actual restricted stock award may differ from target based on performance, as discussed below.) The Committee believes this strikes an appropriate balance between incentives for future performance and rewards for past performance. The Committee does not consider prior option or restricted stock grants in making new grants.

 STOCK OPTIONS
 Stock options are granted for two primary reasons. First, the Committee believes that they align executive pay with shareholders' interests, since no rewards are realized unless the stock value increases. Second, they are the most prevalent type of long-term incentive at the Peer Banks.
 The options to purchase AmSouth stock that were granted in 1994 were issued at 100% of the fair market value of AmSouth common stock on the date of the grant, generally became exercisable on February 16, 1995 (one year after date of grant) and expire 10 years after the date of grant.

 PERFORMANCE-BASED RESTRICTED STOCK
 The majority of restricted stock grants made in 1994 were dependent on the average percentile of AmSouth's prior three-year Return on Average Equity, Return on Average Assets and Total Shareholder Return (weighted equally) against the Peer Banks. A formula was developed that provides a particular grant size for each percentile level of performance. The higher the performance, the larger the grant size. Grant sizes can range from zero to 200% of a targeted market grant.
 For the three years ending with 1993, AmSouth's combined ROAE, ROAA and TSR performance was at the 50.15th percentile of the Peer Banks. This resulted in a restricted stock grant at 100% of the targeted Peer Bank average. In addition, a limited number of special restricted stock grants were made in 1994.
 Restricted stock issued in 1994 will be held by the corporation for three years before it is released to the executive. Executives receive dividends on their shares, and experience the impact of stock price decreases and the rewards of stock price increases, throughout the restriction period. Thus, executives are encouraged to think in ways that promote corporate performance and benefit shareholders. These shares also serve as a positive incentive to encourage key officers to remain with the corporation, since the stock is forfeited if the executive leaves prior to the end of the restriction period.

 POLICY REGARDING $1 MILLION DEDUCTION LIMIT
 With respect to the $1 million deduction limit on executive pay, the Committee will continue to consider it with care, and review all situations where the corporation might lose deductions. It believes that under AmSouth's current plans, any such lost deductions will be immaterial to the financial condition and performance of the corporation, however.

 CHIEF EXECUTIVE OFFICER COMPENSATION
 The Committee gives special attention to determining appropriate pay for the Chief Executive Officer, Mr. John W. Woods, and works closely with an outside compensation consultant in this regard. Following are comments on Mr. Woods' 1994 compensation:

 BASE SALARY
 Base salary of $665,000 in 1994 is above midpoint, but below the maximum salary range. This is due to Mr. Woods' long tenure as CEO of AmSouth (over 20 years) and the Committee's and Board's assessment of Mr. Woods' and AmSouth's performance during that time.

 EXECUTIVE INCENTIVE PLAN
 No Executive Incentive Award was made for 1994. This was determined under the terms of the Executive Incentive Plan by AmSouth's corporate performance compared to the Peer Banks using the plan procedures previously described.

 LTIP
 Stock options for 27,175 shares and 7,625 shares of restricted stock were granted to Mr. Woods by the Committee in 1994 based on the procedures previously detailed for all executive officers.

 CONCLUSION
 The Committee believes that under the AmSouth compensation package, executive officers' compensation generally has been commensurate with AmSouth's financial performance and total value received by its shareholders. The Committee continually reviews the programs and will modify them as needed to continue to meet AmSouth's business and compensation objectives with the ultimate goal of maximizing long-term shareholder value.
 Submitted by the Compensation Committee of the AmSouth Bancorporation Board of Directors:
   William D. Biggs (Vice Chairman)
   William J. Cabaniss, Jr.
   Joseph M. Farley (Chairman)
   Elmer B. Harris
   Hugh B. Jacks
   Ronald L. Kuehn, Jr.
   Herbert A. Sklenar

PERFORMANCE GRAPH
 Set forth below is a graph comparing the yearly percentage change in the cumulative total return of AmSouth's common stock against the cumulative total return of the S&P 500 Index and the S&P Regional Bank Index for the last five years. It assumes that the value of the investment in AmSouth common stock and in each index was $100.00 and that all dividends were reinvested.


                         [GRAPH APPEARS HERE]

              COMPARISON OF FIVE YEAR CUMULATIVE RETURN
       AMONG AMSOUTH, S&P 500 INDEX AND S&P REGIONAL BANK INDEX

                                                             S&P
                                                        REGIONAL
Measurement period                           S&P 500        BANK
(Fiscal Year Covered)           AMSOUTH        INDEX       INDEX
- ---------------------           --------     --------    --------
12/31/89                        $ 100        $ 100       $ 100
12/31/90                        $  88        $  97       $  71
12/31/91                        $ 153        $ 126       $ 128
12/31/92                        $ 241        $ 136       $ 163
12/31/93                        $ 239        $ 150       $ 172
12/31/94                        $ 207        $ 152       $ 163


DIRECTOR RESTRICTED STOCK PLAN

APPROVAL OF AMSOUTH BANCORPORATION DIRECTOR RESTRICTED STOCK PLAN
 The proposed AmSouth Bancorporation Director Restricted Stock Plan (the "Plan") will provide compensation in the form of AmSouth common stock to directors of AmSouth and certain of its subsidiary banks who are not employees of AmSouth or its subsidiaries and encourage the highest level of director performance by providing such directors with a proprietary interest in AmSouth's success. The Plan provides for the grant to such directors of shares of AmSouth's common stock subject to forfeiture and transfer restrictions ("restricted stock"), which restrictions lapse following the completion of specified periods of service as a director.

PRINCIPAL PROVISIONS OF THE PLAN
 The following summary of the Plan is qualified by reference to the full text of the Plan which is attached as Exhibit A to this Proxy Statement.

 GRANTS OF RESTRICTED STOCK
 The Plan will become effective on April 20, 1995, upon approval of the Plan by shareholders, and no awards of restricted stock will be made under the Plan after April 1, 2000, the Plan's termination date.
 Participants in the Plan will be current or future directors of AmSouth, AmSouth Bank of Alabama, AmSouth Bank of Florida, AmSouth Bank of Tennessee or AmSouth Bank of Georgia, who are also not officers or employees of AmSouth or any of its subsidiaries and who have never been an Executive Officer of AmSouth ("Eligible Directors"). Directors of AmSouth, AmSouth Bank of Alabama and AmSouth Bank of Florida are hereinafter referred to as the Group A Directors, and directors of AmSouth Bank of Tennessee and AmSouth Bank of Georgia are hereinafter referred to as the Group B Directors. If a director serves on more than one Board of Directors, he will be eligible only to receive one grant, and if he serves on a Group A Board and a Group B Board, he will receive a grant calculated with respect to his service on the Group A Board.
 Each Eligible Director who is a Group A Director on April 21, 1995 and whose Retirement Date (as defined below) occurs after April 1, 2000 will be granted, effective as of April 21, 1995, 1,000 shares of restricted stock. Each Eligible Director who is a Group A Director on April 21, 1995 and whose Retirement Date occurs before April 1, 2000 will be granted, effective as of April 21, 1995, 200 shares of restricted stock for every Plan Year (April 1-- March 31) in the period commencing April 1, 1995 and ending on the March 31 coincident with or immediately following the director's Retirement Date. Each person who becomes an Eligible Director and a Group A Director after April 21, 1995 will be granted, effective as of such person's election as a Group A Director, 16.67 shares for each full or partial calendar month from the director's election as a Group A Director through the following March 31 (rounded to the nearest whole share), plus 200 shares of restricted stock for every Plan Year in the period commencing on the April 1 following such election and ending on the earlier of March 31, 2000 or the March 31 coincident with or immediately following the director's Retirement Date.
 Each Eligible Director who is a Group B Director on April 21, 1995 and whose Retirement Date (as defined below) occurs after April 1, 2000 will be granted, effective as of April 21, 1995, 500 shares of restricted stock. Each Eligible Director who is a Group B Director on April 21, 1995 and whose Retirement Date occurs before April 1, 2000 will be granted, effective as of April 21, 1995, 100 shares of restricted stock for every Plan Year (April 1--March 31) in the period commencing April 1, 1995 and ending on the March 31 coincident with or immediately following the director's Retirement Date. Each person who becomes an Eligible Director and a Group B Director after April 21, 1995 will be granted, effective as of such person's election as a Group B Director, 8.34 shares for each full or partial calendar month from the director's election as a Group B Director through the following March 31 (rounded to the nearest whole share), plus 100 shares of restricted stock for every Plan Year in the period commencing on the April 1 following such election and ending on the earlier of March 31, 2000 or the March 31 coincident with or immediately following the director's Retirement Date.
 A director's Retirement Date means the date on which the event occurs that causes the director to be required to retire from the Board of Directors service on which caused him to be eligible to receive grants under the Plan, under the retirement policies of such Board as in effect on the date shares of restricted stock are granted to the director.

 TERMS OF RESTRICTED STOCK
 Stock certificates representing the restricted stock granted under the Plan will be registered in the director's name and will be held by AmSouth on behalf of the director. The director will have the right to vote and receive dividends on such restricted stock. However, the director will not be entitled to delivery of the stock certificates and no share of restricted stock may be sold, transferred, assigned or pledged by the director until such share has vested in accordance with the terms of the Plan. If a director leaves the Board before all of his shares of restricted stock have vested, those shares which have not vested will be forfeited except that the shares that would have vested on the succeeding April 1 will immediately vest. At the time shares of restricted stock vest, a certificate for such shares will be delivered to the director (or his beneficiary, in the event of death) free of all restrictions, except in certain cases involving a change in control, as discussed below.
 With respect to restricted stock granted to a Group A Director as of April 21, 1995, 200 shares will vest on each April 1 thereafter, through April 1, 2000, or, if the director's Retirement Date is prior to April 1, 2000, the date on which all shares have vested. With respect to restricted stock granted after April 21, 1995, the product of 16.67 shares times the number of full and partial calendar months from the Group A Director's election as a Group A Director through the following March 31 (rounded to the nearest whole share) will vest on the April 1 following the director's election as a Group A Director, and 200 shares will vest on each April 1 thereafter, through April 1, 2000, or, if earlier, the date on which all shares have vested. However, all shares of restricted stock will vest immediately upon a Group A Director's death or disability.
 With respect to restricted stock granted to a Group B Director as of April 21, 1995, 100 shares will vest on each April 1 thereafter, through April 1, 2000, or, if the director's Retirement Date is prior to April 1, 2000, the date on which all shares have vested. With respect to restricted stock granted after April 21, 1995, the product of 8.34 shares times the number of full and partial calendar months from the Group B Director's election as a Group B Director through the following March 31 (rounded to the nearest whole share) will vest on the April 1 following the director's election as a Group B Director, and 100 shares will vest on each April 1 thereafter, through April 1, 2000, or, if earlier, the date on which all shares have vested. However, all shares of restricted stock will vest immediately upon a Group B Director's death or disability.
 In the event of a change of control, all shares of restricted stock will vest immediately. However, stock certificates for such shares will be delivered to the participating directors, and the restrictions on transfer of the shares will lapse, in the amounts and at the times described in the preceding paragraphs, regardless of whether the director continues to serve as a director after the change of control. A "change of control" is defined as (1) a merger, consolidation or other corporate reorganization of AmSouth in which AmSouth does not survive, (2) disposition by AmSouth of the bank subsidiary service on the Board of which caused the director to be an Eligible Director,
(3) the beneficial ownership of one person or a related group of persons of as much as 20% of the outstanding voting stock of AmSouth unless acquired with the approval of AmSouth's Board of Directors, or (4) as may otherwise be defined by the AmSouth Board of Directors from time to time.
 The Plan provides for payment of a tax off-set "supplemental payment" by AmSouth to the director (or the director's beneficiary, in the event of death) in an amount equal to the amount necessary to pay the federal, state and local income tax payable with respect to both the vesting of the restricted stock and receipt of the supplemental payment, assuming the director is taxed at the maximum effective income tax rate applicable thereto.

 OTHER PROVISIONS
 The Plan will be administered by the Compensation Committee of the AmSouth Board of Directors (the "Committee"). The Committee has the authority to interpret the Plan, to adopt administrative regulations to further the purposes of the Plan and to take any other action necessary for the proper operation of the Plan.
 In the event of specified changes in AmSouth's capital structure, each share of restricted stock then outstanding will be converted into or exchanged for the number and kind of securities or property into which each outstanding share of common stock is converted as a result of such event, and the provisions of the Plan will continue to apply to such substituted securities or property.
 The Plan may be amended by the Board of Directors from time to time, except that the Plan provisions with respect to eligibility and the amount, price and timing of awards cannot be amended more than once every six months (except to reflect certain changes in the law). No amendment may be made without the approval of AmSouth's shareholders that would increase the total number of shares of restricted stock that may be awarded under the Plan to any Eligible Director or extend the term of the Plan. No amendment may adversely affect a director's right to receive restricted stock under the Plan without the written consent of the affected director.

 BENEFITS UNDER THE PLAN
 Each current and future Group A and Group B Director will receive no more than 1,000 shares and 500 shares, respectively, of AmSouth's common stock during the Plan Period (April 21, 1995-April 1, 2000). Approximately 29 Class A Directors and nine Class B Directors will initially be eligible to receive grants under the Plan.
 The following table sets forth the number of shares of restricted stock that will be allocated on April 21, 1995 (the commencement date of the Plan Period) to the named individuals and groups, assuming that the Plan is approved by AmSouth's shareholders.

                               NEW PLAN BENEFITS

                            AMSOUTH BANCORPORATION
                        DIRECTOR RESTRICTED STOCK PLAN

NAME AND POSITION                           DOLLAR VALUE ($)* NUMBER OF UNITS
- -----------------                           ----------------- ---------------
John W. Woods                                          0               0
 Chairman & Chief Executive Officer of
 AmSouth & AmSouth Bank of Alabama
C. Dowd Ritter                                         0               0
 President & Chief Operating Officer
 of AmSouth & AmSouth Bank of Alabama
E. W. Stephenson, Jr.                                  0               0
 Senior Executive Vice President,
 AmSouth & Chairman & Chief Executive
 Officer,
 AmSouth Bank of Florida
A. Fox deFuniak, III                                   0               0
 Senior Executive Vice President and
 Birmingham
 Banking Group Head, AmSouth Bank of
 Alabama
W. Michael Graves                                      0               0
 Senior Executive Vice President,
 AmSouth & AmSouth Bank of Alabama, and
 Head
 of Alabama Banking Group and Trust and
 Private
 Banking of AmSouth Bank of Alabama
Executive Officer Group (8 persons)                    0               0
**Non-Executive Officer Director Group (38      $903,125          28,900
 persons)
Non-Executive Officer Employee Group                   0               0

*Based on closing price of $31.25 of AmSouth common stock on March 10, 1995 **Includes directors of certain banking subsidiaries of AmSouth
 FEDERAL INCOME TAX CONSEQUENCES
 Generally, and except as noted below, the grant of restricted stock is not taxable. Instead, at the time the restrictions lapse, the director will recognize ordinary income, and will generally receive a basis in the shares, equal to the shares then fair market value. The director's holding period for determining gains and losses on subsequent dispositions of the shares will begin on the date the restrictions lapse. Dividends received on the shares prior to the date the restrictions lapse will be treated as additional compensation.
 Alternatively, the director may elect to recognize taxable income on receipt of a grant of restricted stock. If this election is appropriately made, on the date a grant is received the director will recognize an amount of ordinary income, and will generally receive a basis in the shares, equal to the shares then fair market value. The director's holding period for determining gains and losses on subsequent dispositions of the shares will begin on the date the grant is received. A director making this election will not recognize a loss for tax purposes in the event of a subsequent forfeiture of the shares. A director making this election will also treat dividends received on the shares as dividends and not as compensation.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" APPROVAL OF THE AMSOUTH BANCORPORATION DIRECTOR RESTRICTED STOCK PLAN AS SET FORTH IN THIS PROXY STATEMENT.

VOTING PROCEDURES
 Under the Delaware General Corporation Law (the "DGCL") and AmSouth's Bylaws, the presence, in person or by proxy, of a majority of the outstanding shares of common stock is necessary to constitute a quorum of the shareholders to take action at the Annual Meeting. For these purposes, shares which are present, or represented by a proxy, at the Annual Meeting will be counted for quorum purposes regardless of whether the holder of the shares or the proxy fails to vote on any particular matter or whether a broker with discretionary authority fails to exercise its discretionary voting authority with respect to any particular matter. Once a quorum of the shareholders is established, under the DGCL (i) the directors standing for election must be elected by a plurality of the shares of common stock present, in person or by proxy, at the Annual Meeting, and (ii) any other action to be taken, including approval of the Director Restricted Stock Plan, must be approved by the vote of the holders of a majority of the shares of common stock present, in person or by proxy, at the Annual Meeting. For voting purposes, abstentions and broker non-votes will in effect count as "no" votes.

RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS
 The independent public accounting firm selected by the Board of Directors for the calendar year 1995 is Ernst & Young, LLP. Representatives of Ernst & Young, LLP are expected to be present at the Annual Meeting and will have the opportunity to make a statement and to respond to appropriate questions.

                                   EXHIBIT A

             AMSOUTH BANCORPORATION DIRECTOR RESTRICTED STOCK PLAN

 1. PURPOSE. This AmSouth Bancorporation Director Restricted Stock Plan (the "Plan") is hereby established by AmSouth Bancorporation (the "Company"). The purpose of the Plan is to enable the Company to pay part of the compensation of the non-employee Directors of the Company and certain of the banking subsidiaries of the Company in shares of the Company's Common Stock, thereby providing for or increasing such Directors' proprietary interest in the Company. The Plan provides for the grant of shares of Common Stock of the Company which are restricted in accordance with the terms and conditions set forth below ("Restricted Shares").

 2. ELIGIBILITY. Each Director of the Company, AmSouth Bank of Alabama, AmSouth Bank of Florida, AmSouth Bank of Tennessee or AmSouth Bank of Georgia who is not an officer or employee of the Company or any of its subsidiaries and who has never been an Executive Officer of the Company (an "Eligible Director") shall be eligible for awards under the Plan. Each Eligible Director to whom Restricted Shares are granted under the Plan is hereinafter sometimes referred to as a "Participant". Eligible Directors of the Company, AmSouth Bank of Alabama and AmSouth Bank of Florida (the "Group A Boards") are hereinafter referred to collectively as "Group A Directors" and Eligible Directors of AmSouth Bank of Tennessee and AmSouth Bank of Georgia (the "Group B Boards") are hereinafter referred to collectively as "Group B Directors".

 3. ADMINISTRATION. The Plan shall be administered by the Compensation Committee of the Board of Directors of the Company (the "Committee"). The Committee shall have authority to interpret the Plan, to adopt, amend and rescind administrative regulations to further the purposes of the Plan, and to take any other action necessary to the proper operation of the Plan. All decisions and acts of the Committee shall be final and binding upon all Plan Participants.

 4. GRANT OF RESTRICTED SHARES.

  (a)(1) Each Eligible Director who is a member of any of the Group A Boards on the commencement date of the Plan Period (as defined below) and whose Retirement Date (as defined below) will occur after the termination date of such Plan Period shall be granted 1,000 Restricted Shares, effective as of the commencement date of the Plan Period. Each Eligible Director who is a member of any of the Group A Boards on the commencement date of the Plan Period and whose Retirement Date will occur prior to the termination date of such Plan Period shall be granted, effective as of the commencement date of the Plan Period, 200 Restricted Shares for every Plan Year (as defined below) in the period commencing April 1, 1995 and ending on the March 31 coincident with or immediately following the Participant's Retirement Date.

  (2) Each person who becomes an Eligible Director and a Group A Director after the commencement date of the Plan Period shall be granted, effective as of the date such person becomes a Group A Director, a number of shares equal to the sum of (i) 16.67 multiplied by the number of full and partial calendar months between the date of such person's election as a Group A Director through the March 31 following such election, with such product rounded up or down to the nearest whole share; plus (ii) 200 Restricted Shares for every Plan Year in the period commencing on the April 1 following such election and ending on the earlier of March 31, 2000 or the March 31 coincident with or immediately following the Participant's Retirement Date.

  (b)(1) Each Eligible Director who is a member of any of the Group B Boards on the commencement date of the Plan Period (as defined below) and whose Retirement Date will occur after the termination date of such Plan Period shall be granted 500 Restricted Shares, effective as of the commencement date of the Plan Period. Each Eligible Director who is a member of any of the Group B Boards on the commencement date of the Plan Period and whose Retirement Date will occur prior to the termination date of such Plan Period shall be granted, effective as of the commencement date of the Plan Period, 100 Restricted Shares for every Plan Year (as defined below) in the period commencing April 1, 1995 and ending on the March 31 coincident with or immediately following the Participant's Retirement Date.

  (2) Each person who becomes an Eligible Director and a Group B Director after the commencement date of the Plan Period shall be granted, effective as of the date such person becomes a Group B Director, a number of Restricted Shares equal to the sum of (i) the product of 8.34 multiplied by the number of full and partial calendar months between the date of such person's election as an Eligible Director through the March 31 following such election, with such product rounded up or down to the nearest whole share; plus (ii) 100

Restricted Shares for every Plan Year in the period commencing on the April 1 following such election and ending on the earlier of March 31, 2000 or the March 31 coincident with or immediately following the Participant's Retirement Date.

  (c) The Plan Period shall mean the period commencing on April 21, 1995 and terminating on April 1, 2000. Plan Year shall mean the period April 1 through the following March 31.

  (d) For purposes of this Section 4, a Participant's Retirement Date shall mean the date on which the event occurs that causes the Participant to be required to retire from the Board of Directors the membership in which caused him to be an Eligible Director, under the retirement policies of such Board of Directors as in effect on the date of grant of Restricted Shares to such Participant.

  (e) Awards under the Plan shall be made from authorized but unissued shares of the Company, shares purchased in the open market or shares held in the Company's treasury, at the discretion of the Committee.

  (f) If an Eligible Director serves on more than one Board of Directors, he shall be eligible only to receive one grant, and if he serves on a Group A Board and a Group B Board, he shall receive a grant calculated with respect to his service on the Group A Board.

 5. TERMS AND CONDITIONS OF RESTRICTED SHARES. Stock certificates representing the Restricted Shares granted to a Participant shall be registered in the Par-ticipant's name and shall be held by the Company on behalf of the Participant. The Participant shall have the right to vote and receive dividends on such Re-stricted Shares. The Participant shall not be entitled to delivery of the stock certificates, and no Restricted Share may be sold, transferred, assigned or pledged by the Participant, until such Restricted Share has vested, as pro-vided in Section 6. If a Participant ceases to be an Eligible Director before all of his Restricted Shares have vested, any of such Participant's Restricted Shares which have not vested shall be forfeited except as provided in Section 6(e); without limiting the generality of the foregoing, if a Participant ter-minates service on a particular Board of Directors but continues to serve as a director of another Board service on which causes a director to be an Eligible Director, no forfeiture shall occur. At the time Restricted Shares vest, a certificate for such shares shall be delivered to the Participant (or the Par-ticipant's Beneficiary (as defined in Section 10) in the event of the Partici-pant's death), free of all restrictions, except as otherwise provided in Sec-tion 6(d) hereof.

 6. VESTING OF RESTRICTED SHARES.

  (a) With respect to Restricted Shares granted as of the commencement date of the Plan Period to Group A Directors, 200 shares shall vest on April 1 of each of the years 1996 through and including 2000, or, if earlier, the year in which all shares shall have vested. With respect to Restricted Shares granted during the Plan Period but after the commencement date of such Plan Period,
(i) on the April 1 following such grant there shall vest a number of shares equal to the product of 16.67 multiplied by the number of full or partial calendar months from the date of such person's election as a Group A Director through the March 31 following such election, with such product rounded up or down to the nearest whole share, and (ii) on each April 1 thereafter through April 1 of the year 2000, or, if earlier, the year in which all shares shall have vested, there shall vest 200 shares.

  (b) With respect to Restricted Shares granted as of the commencement date of the Plan Period to Group B Directors, 100 shares shall vest on April 1 of each of the years 1996 through and including 2000, or, if earlier, the year in which all shares shall have vested. With respect to Restricted Shares granted to Group B Directors during the Plan Period but after the commencement date of such Plan Period, (i) on the April 1 following such grant there shall vest a number of shares equal to the product of 8.34 multiplied by the number of full or partial calendar months from the date of such person's election as a Group B Director through the March 31 following such election, with such product rounded up or down to the nearest whole share, and (ii) on each April 1 there-after through April 1 of the year 2000, or, if earlier, the year in which all shares shall have vested, there shall vest 100 shares.

  (c) Notwithstanding the provisions of Sections 5, 6(a) and 6(b), all Restricted Shares granted to a Participant shall vest immediately upon the Participant's death or disability.

  (d) Notwithstanding the provisions of Sections 5, 6(a) and 6(b), in the event of a "Change of Control" (as defined in Section 13), all Restricted Shares shall vest immediately; however, stock certificates for such shares shall be delivered to the Participants, and the restrictions on transfer of the shares shall lapse, in the amounts and at the times set forth in Sections 6(a), 6(b) and 6(e), regardless of whether the Participant is then serving as a Director of any Group A or Group B Board.

  (e) Notwithstanding the provisions of Sections 5, 6(a) and 6(b), when a Participant ceases to be an Eligible Director, the number of Restricted Shares which would have vested under the provisions of Sections 6(a) and 6(b) on the April 1 immediately following the date on which the Participant ceases to be an Eligible Director shall not be forfeited but shall vest immediately as of the date the Participant ceases to be an Eligible Director.

 7. SUPPLEMENTAL PAYMENT ON VESTING OF RESTRICTED SHARES. Within 30 days of each date that Restricted Shares vest, a Supplemental Payment shall be paid to the Participant (or to the Participant's Beneficiary in the event of death), in cash, in an amount equal to the amount necessary to pay the federal, state and local income tax payable with respect to both the vesting of the Restricted Shares and receipt of the Supplemental Payment, assuming the Participant is taxed at the maximum effective income tax rate applicable thereto and has not elected to recognize income with respect to the Restricted Shares before the date such Restricted Shares vest.

 8. REGULATORY COMPLIANCE. The Company shall not be obligated to issue or deliver any Restricted Shares or certificates for Common Stock if (i) the issuance or delivery of such shares shall constitute a violation of any provision of any law or any regulation of any governmental authority or any national securities exchange, or (ii) the Company determines that an agreement by a Participant with respect to the disposition of shares of Common Stock is necessary or desirable (in connection with any requirement or interpretation of any federal or state securities law, rule or regulation) and such agreement has not been obtained.

 9. ADJUSTMENTS FOR CHANGES IN CAPITALIZATION. In the event of a reorganization, recapitalization, stock split, stock dividend, combination of shares, rights offer, liquidation, dissolution, merger, consolidation, spin-off, sale of assets, payment of an extraordinary cash dividend, or any other change in or affecting the corporate structure or capitalization of the Company, each Restricted Share then outstanding shall be converted into or exchanged for the number and kind of securities or property into which each outstanding share of Common Stock of the Company shall be converted as a result of such event, and the provisions of the Plan shall continue to apply to such substituted securities or property. If the holders of Common Stock have an election as to what type of consideration they will receive in connection with the event, Participants shall be entitled to make the same election.

 10. BENEFICIARY. A Participant may file with the Company a written designation of Beneficiary, on such form as may be prescribed or permitted by the Committee, to receive any Restricted Shares and Supplemental Payments that become deliverable to the Participant pursuant to the Plan after the Participant's death. A Participant may, from time to time, amend or revoke a designation of Beneficiary. If no designated Beneficiary survives the Participant, the Participant's estate shall be deemed to be the Participant's Beneficiary.

 11. AMENDMENT OF PLAN. The Board of Directors may amend the Plan from time to time, provided that the Plan provisions with respect to eligibility and the amount, price and timing of awards under the Plan shall not be amended more than once every six months (other than to comport with changes in the Internal Revenue Code of 1986 (as amended), the Employee Retirement Income Security Act of 1974 (as amended), or the rules thereunder). No amendment, without approval by stockholders, may (i) increase the total number of Restricted Shares that may be awarded under the Plan to any individual, or (ii) extend the term of the Plan. No amendment shall adversely affect a Participant's right to receive Restricted Shares granted under the Plan without the written consent of the affected Participant.

 12. NO GUARANTY OF DIRECTORSHIP. Nothing in this Plan shall be deemed to create any obligation on the part of any Board of Directors to nominate any Director for re-election or to re-elect any Director.

 13. CHANGE OF CONTROL. A "Change of Control" is hereby defined to be: (1) a merger, consolidation or other corporate reorganization of the Company in which the Company does not survive, (2) disposition by the Company of the bank subsidiary or any successor thereto service on the Board of which caused the Participant to be an Eligible Director, (3) the beneficial ownership by one person or a related group of persons of as much as 20% of the outstanding vot-ing stock of the Company, unless the acquisition of stock resulting in such ownership by such person or related group had been approved by the Board of Directors of the Company, or (4) as may otherwise be defined by the Board of Directors of the Company from time to time.

 14. WITHHOLDING. Whenever the Company proposes or is required to deliver shares of Common Stock under the Plan, the Company shall have the right to require the Participant to remit to the Company an amount sufficient to satisfy any federal, state or local withholding tax liability prior to the delivery of any certificate or certificates for such shares. Supplemental Payments under the Plan shall be net of an amount sufficient to satisfy any federal, state and local withholding tax liability on both the vesting of Restricted Shares and receipt of the Supplemental Payment.

 15. EFFECTIVE DATE AND TERMINATION DATE. This Plan shall be effective April 20, 1995, upon the approval of the Plan by the stockholders of the Company at the Company's 1995 Annual Meeting. The termination date of the Plan shall be April 1, 2000. The Board of Directors of the Company may terminate the Plan prior to its termination date, but such action shall have no effect on Restricted Shares granted prior to such action.

[LOGO OF AMSOUTH BANCORPORATION APPEARS HERE]
PROXY

For Annual Shareholders' Meeting

1. ELECTION OF DIRECTORS
   [_] FOR all nominees listed below (except as marked to the contrary below).
   [_] WITHHOLD AUTHORITY to vote for all nominees listed below.

(INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, STRIKE A LINE THROUGH THE NOMINEE'S NAME IN THE LIST BELOW. IF YOU DO NOT INDICATE THAT YOU WITHHOLD AUTHORITY TO VOTE FOR THE ELECTION OF ANY NOMINEE, THIS PROXY WILL BE COUNTED AS VOTING FOR THAT NOMINEE.)

     1. BARNEY B. BURKS, JR.
     2. DONALD E. HESS
     3. CLAUDE B. NIELSEN
     4. BENJAMIN F. PAYTON
     5. C. DOWD RITTER

2. APPROVAL OF DIRECTOR RESTRICTED STOCK PLAN
   [_] FOR       [_] AGAINST       [_] ABSTAIN

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. THE BOARD RECOMMENDS A VOTE "FOR" ALL NOMINEES AND APPROVAL OF THE DIRECTOR RESTRICTED STOCK PLAN.

   The undersigned hereby appoints Eunice A. Hickey, David E. White and Charles
S. Northen, IV (the "Proxies") and any of them, jointly or severally, the lawful attorneys of the undersigned with full power of substitution to vote all of the stock of AMSOUTH BANCORPORATION standing in the name of the undersigned at the close of business on March 3, 1995 upon the books of the Corporation, at the Annual Meeting of Shareholders to be held on Thursday April 20, 1995 and at any adjourned meeting or meetings, as indicated herein.

                          (Continued on Reverse Side)

                               NUMBER OF SHARES

THE PROXIES WILL VOTE THE SHARES REPRESENTED HEREBY AS DIRECTED BY THE UNDERSIGNED SHAREHOLDER, BUT IF NO DIRECTION IS GIVEN, THEY WILL VOTE THE SHARES FOR THE ELECTION OF ALL NOMINEES AND for APPROVAL OF THE DIRECTOR RESTRICTED STOCK PLAN. THE PROXIES ARE FURTHER AUTHORIZED TO VOTE, IN THEIR DISCRETION, IN ACCORDANCE WITH THE RECOMMENDATION OF THE MANAGEMENT OF AMSOUTH BANCORPORATION, ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT THEREOF AND WITH RESPECT TO THE ELECTION OF ANY PERSON AS A DIRECTOR IF A NOMINEE FOR THE OFFICE IS NAMED IN THE PROXY STATEMENT AND SUCH NOMINEE IS UNABLE TO SERVE OR FOR GOOD CAUSE WILL NOT SERVE.

Please sign exactly as name appears below.  When shares are held by joint
- -------------------------------------------------------------------------
tenants, both should sign.  When signing as attorney, executor, administrator,
- --------------------------
trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.


                              DATED:                                 , 1995
                                    ---------------------------------
                              PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.


                              -------------------------------------------------
                              Signature


                              -------------------------------------------------
                              Signature if held jointly


                         (Continued from Reverse Side)